UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934

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☒	Soliciting Material Pursuant to §240.14a-12

STRATEGIC REALTY TRUST, INC.

(Name of the Registrant as Specified In Its Charter)

DIANNE COSTA

JEROME HAGLEY

MICHAEL KARAS

MARSHALL KARR

TODD SPITZER

ANTHONY THOMPSON

TINA ALDATZ

BERNECE DAVIS

ROBERT HOH

JAMES RONALD KING SR.

DAVID LARSEN

JOHN SKEFFINGTON

SHARON THOMPSON

CENTAURUS FINANCIAL INC.

THOMPSON NATIONAL PROPERTIES, LLC

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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This filing contains (i) a letter from Centaurus Financial Inc. (“Centaurus”) to certain stockholder representatives of Centaurus, (ii) a letter from Thompson National Properties, LLC (“TNP”) to Faris Lee Investments (“Faris”) regarding Craig Promenade - Las Vegas, NV and (iii) a proposed letter of intent from TNP to Faris regarding Craig Promenade - Las Vegas, NV.

1

Re: SRT Shareholders Coalition Announces Support for New Independent Team of Directors

Dear Valued Centaurus Representatives,

The SRT Shareholders Coalition formally submitted a letter to Strategic Realty Trust nominating a new slate of independent director nominees to replace the existing board at SRT’s 2013 Annual Meeting.  As discussed in previous correspondence, Tony Thompson has agreed to resign from the Board and to be replaced by a new independent Board of Directors. Backed by the SRT Coalition, the team of director nominees consists of five candidates who the Coalition believes are qualified individuals with the necessary credentials to put SRT on the right track. Below are professional biographies of each candidate with links to their executive profiles and professional experiences. For more information on the independent team of director nominees and the shareholders supporting them visit http://www.protectourinvestment.org.

Todd Spitzer currently sits as the Orange County Supervisor for the Third District. Spitzer chairs the Orange County Transportation Authority’s Finance and Administration Committee where he oversees the finances of the $1.2 billion agency as well as the funds managed through county’s transportation taxes, known as Measure M and Measure M2. He also sits as a voting member of both the Foothill and San Joaquin Hills Transportation Corridor Agencies, overseeing toll policy, toll lane management, construction and ridership in order to address mobility issues of these two agencies that have a combined budget of $291 million annually.

In addition to his duties as Supervisor, Spitzer also runs Spitzer Law Office, advising businesses on legal matters relating to regulatory issues impacting their operations. He is considered to be an expert at navigating business matters involving government oversight and regulatory authority, assisting in real estate acquisition, restructuring and sales. Spitzer is also considered to be an excellent mediator, often assisting in the resolution of conflicts between competing entities where negotiation and finding a middle ground are necessary for a deal to go forward.

Dedicated to public service, Spitzer has also served his community as a high school teacher, police officer and assistant district attorney. He knows the challenges facing everyday people and sought his current office in order to encourage job growth and economic development in Orange County, maintain public safety and improve accountability in government spending.

Mr. Spitzer’s full executive profile is here:

http://media.wix.com/ugd/914d32_b2873b88f9c81e44260

58136509a1b7d.pdf

Marshall Karr has been in the Real Estate and Construction business for more than 30 years as a certified Property Manager managing residential, commercial and retail properties. He currently holds the position of Managing Partner of Karr Commercial LLC, a multi-faceted commercial and residential real estate firm involved in the renovation and historic preservation of many Nashville landmarks and residences. In addition to his successful career in real estate, Karr currently serves as a commissioner on the Metropolitan Government Tax Equalization Board, a member of the Mayor’s Task Force for the Convention Center Authority and a former officer and director on the board of the Greater Nashville Association of Realtors. As a staunch believer in community service, Karr served on the committee to restore the Tennessee State Capitol as well as a director on the board of the Greater Nashville Association of Realtors and past chairman of the Metropolitan Board of Zoning Appeals.

Mr. Karr’s full executive profile is here:

http://media.wix.com/ugd/914d32_91a4907b965e97603563f03e

0e26690f.pdf

Dianne Costa was twice elected Mayor of Highland Village where she served on the city council for eight years. Under her leadership, the city was recognized as the safest city in Texas according to the FBI. Costa brought her financial expertise as a small business owner to her role as an elected official and led Highland Village to a two point jump in her city’s S&P rating to AA+ while other cities were being downgraded during a difficult economic climate. Costa spearheaded the city’s economic development program securing two major developments, which were crucial to the financial viability of the city. Costa appreciates the importance of transparency and accountability. She helped restore trust in government at her city and delivered a balanced budget for its citizens. Costa served on the National Multi-modal Transportation Committee appointed by Congress as well as on the governing board of the Texas Health Presbyterian Hospital. She is a charter member of Rockpointe Church in Flower Mount where she has served as Chair of the Pastoral Care, Finance and Pastor Accountability Board.

Ms. Costa’s full executive profile is here:

http://media.wix.com/ugd/914d32_6ea432c161147b8a7d0b882f

863126ad.pdf

Jerome Hagley is the Chief Operating Officer and Executive Vice President of The Dawson Company, a developer of mixed use and transit-oriented development primarily located in urban infill communities. He is responsible for structuring, financing, and executing commercial and multi-family real estate developments as well as overseeing the company’s management operations. Over the past eight years, Hagley has been the key principal involved in financing more than $750 million in urban in-fill mixed use and transit-oriented development projects, as well as providing financial analysis and cash management of retail, office, and multi-family real estate and loan assets located in 27 midwestern and eastern states. Deals include Museum Tower at Centennial Hill, a $55 million project in downtown Atlanta, the Decatur Renaissance Center, a $50 million Wachovia Plaza project in Decatur, Georgia, and The Banks, a $700 million mixed use development in Cincinnati.

Mr. Hagley’s full executive profile is here:

http://media.wix.com/ugd/914d32_eca50ae0a861656bf61e43de

04f3f877.pdf

Michael Karas is the president of Karas Partners Inc. He is a corporate financier and real estate investor with more than 30 years’ experience in development, acquisitions, and dispositions of real estate, and investing in private companies. In the real estate industry Karas has received awards for the renovation and restoration of historical mixed use urban properties. He operated a full service property management company that also specialized in designing marketing programs and leasing strategies targeting quality revenue tenants to achieve and maintain high occupancy rates. His past experiences include Managing Director of a public-traded real estate investment trust and President of First Canadian Bancorp Inc., a private equity firm directing partnership investments in branded operating companies, financing, acquisition and mergers with a focus on strategic exit plans. He attended the University of Western Ontario in Business and Economics.

Mr. Karas’ full executive profile is here:

http://media.wix.com/ugd/914d32_077130ec0f21b1191f6bc6984

ab1adda.pdf

If you have any questions, please do not hesitate to call me or Michael Tootle in the Centaurus Home Office.  We hope we are successful in our efforts to secure the value of your clients’ investment.  Please stay tuned as we expect to provide more details as this process unfolds.

Sincerely,

Ron King

About SRT Shareholders Coalition

The SRT Shareholders Coalition is a group of investors overwhelmingly supportive of installing a new Board of Directors who bring the independent leadership, industry experience and stakeholder perspective needed to protect the investments made by shareholders in SRT. Co-chairs of the SRT Shareholders Coalition include major shareholders Tina Aldatz, Bernece B. Davis, Ron King, David T. Larsen, MD, John Skeffington, Sharon Thompson, and Robert Hoh. For more information regarding the coalition and the independent team of director candidates please visit http://www.protectourinvestment.org.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy securities.

Important Additional Information Regarding the Solicitation

This press release is not a solicitation of proxies, consents or requests, and stockholders are not being asked to provide proxies, consents or requests to the SRT Shareholders Coalition (the “Coalition”) at this time. Any solicitation of proxies, consents or requests will only be pursuant to a proxy statement and other proxy materials to be filed with the Securities and Exchange Commission (the “SEC”) at a later date.

In connection with its solicitation of written requests (the “solicitation”) to demand a special meeting of stockholders of SRT, the Coalition has filed a preliminary solicitation statement with the SEC to solicit written requests from stockholders of the Company to demand a special meeting of SRT stockholders. Investors and security holders are urged to read the preliminary solicitation statement in its entirety, and the definitive solicitation statement and other relevant documents when they become available, because they will contain important information regarding the solicitation. The preliminary and definitive solicitation statement and all other relevant documents will be available, free of charge, on the SEC’s website at www.sec.gov.

The following persons are participants in connection with the solicitation: Dianne Costa, Jerome Hagley, Michael Karas, Marshall Karr, Todd Spitzer, Anthony Thompson, Tina Aldatz, Bernece Davis, Robert Hoh, James Ronald King Sr., David Larsen, John Skeffington, Sharon Thompson, Centaurus Financial Inc. and Thompson National Properties, LLC. Information regarding the participants in the solicitation and a description of their direct and indirect interests, by security holdings or otherwise, to the extent applicable, is available in the preliminary solicitation statement filed with the SEC on October 28, 2013.

October 28, 2013

Rick Chichester

Faris Lee Investments

18301 Von Karman Avenue, Suite 800
Irvine, Ca 92612

rchichester@farislee.com

RE:                      Craig Promenade – Las Vegas, NV

Dear Sirs:

Rick;

We think this is the wrong time to sell Craig Promenade and thereby deprive SRT shareholders of the appropriate value for this asset.     Las Vegas retail leasing trends are positive.  Further, I was shocked when I visited the property on Sunday, October 27th that there were no leasing signs on the property!

If SRT has nevertheless determined to sell Craig Promenade before it has stabilized, we are prepared to offer $10,488,000 with $150,000 non-refundable at execution of the PSA and close escrow 21 days thereafter. The only requirement is that Seller deliver lien free title and provide Estoppels Certificates for 80% of the Premises.

TNP’s offer in July of 2013 included a letter demonstrating funds available to close escrow. That letter still stands. Please let us know if you need another copy.

I see that the Lis Pendens on Craig Promenade was removed as of October 23, 2013.

I am certain the attached offer again is superior in net proceeds and timing to SRT compared to any other current offers. There will be no prolonged negotiations of the PSA, TNP will sign the same PSA as used for the sale to Madison.

I have cc’d this offer to other interested parties as well.

Best regards,

TT

3151 Airway Avenue, Suite G-3 • Costa Mesa, California 92626 • T: (714) 656-0600 • F: (714) 656-0554

October 28, 2013

Rick Chichester

Faris Lee Investments

18301 Von Karman Avenue, Suite 800

Irvine, Ca 92612

rchichester@farislee.com

RE:                      Craig Promenade – Las Vegas, NV

Dear Sirs:

TNP Acquisitions, LLC or one of its affiliated entities (“Buyer”) submits the following proposal to purchase the above-referenced property. Proposed terms and conditions are as follows:

1.	PURCHASE PRICE: Ten Million Four Hundred Eighty Eight Thousand and NO/100 Dollars ($10,488,000). No Co-op Commission payable in connection with this offer by Seller to any Buyers Representative.

2.

EARNEST MONEY DEPOSIT: Initial Deposit of One Hundred Fifty Thousand and NO/100 Dollars ($150,000), such funds becoming nonrefundable upon execution of the Purchase and Sales Agreement and satisfaction of conditions outlined below in Sections 7-10.

3.	ADDITIONAL MONEY DEPOSIT: N/A.

4.	DUE DILIGENCE PERIOD: N/A – No Due Diligence Period.

5.

ESCROW CLOSE: The close of escrow shall take place Twenty One (21) calendar days from the execution of the Purchase and Sales Agreement. Escrow and title to be opened with First American Title Company, 2490 Paseo Verde Parkway, Suite 100, Las Vegas, NV 89074, Attn.: Michelle Seibold (702) 855-0866, mseibold@firstam.com

6.	CO-OP COMMISSION: No Co-Op Commission is payable in connection with this offer. Seller only to pay commission to Listing Agent per listing agreement.

7.	FINANCING CONTINGENCY: No financing contingency to be included in the Purchase and Sales Agreement.

8.	ESTOPPELS CONTINGENCY: Buyer obligation to close escrow contingent on Seller delivery of acceptable Estoppels representing 80% of the leased premises.

9.	DELIVERY OF LIEN FREE TITLE: Buyer obligation to close escrow contingent on Seller delivery of lien free title.

10.	PURCHASE AND SALES AGREEMENT: Buyer agrees to execute the same Purchase and Sale Agreement used in connection with July 2013 sales effort.

3151 Airway Avenue, Suite G-3 • Costa Mesa, California 92626 • T: (714) 656-0600 • F: (714) 656-0554

11.

DUE DILIGENCE MATERIAL: SELLER SHALL PROVIDE BUYER WITHIN THREE (3) BUSINESS DAYS FROM THE EXECUTION OF LETTER OF INTENT, THE DUE DILIGENCE ITEMS, IN SELLER’S POSSESSION, AS MUTUALLY AGREEABLE BETWEEN BOTH PARTIES. ALL DUE DILIGENCE ITEMS SHALL BE DELIVERED TO THE ATTENTION OF MARK MERCADO. ALL DUE DILIGENCE ITEMS WILL BE RETURNED TO SELLER WITHIN ONE (1) BUSINESS DAY FOLLOWING THE CANCELLATION OF CONTRACT.

12.	PRORATIONS: All pro-rations of property taxes, insurance premiums, rents, deposits and other items typically prorated as of the date of recordation of the deed.

13.	CONTINGENCIES: Buyer’s purchase of the property shall be subject to satisfaction or waiver of the following contingencies:

A. Delivery of Estoppels Certificates representing 80% of the lease Premises B. Seller to deliver the property free and clear of all liens

If the above terms are acceptable to Seller, please execute a copy of this letter in the space provided below. Upon receipt of an executed copy of this letter from Seller, Buyer will proceed to a formal Purchase and Sale Agreement.

Sincerely,

TNP Acquisitions, LLC

By:
Stephen Corea SVP, Acquisitions

AGREED AND ACCEPTED:

By:	Dated:

3151 Airway Avenue, Suite G-3 • Costa Mesa, California 92626 • T: (714) 656-0600 • F: (714) 656-0554